Exhibit 4.64

PORTIONS OF THIS AGREEMENT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934; [***] DENOTES OMISSIONS.

EXECUTION VERSION

SHAREHOLDERS AGREEMENT

PANASONIC CORPORATION

TOWER SEMICONDUCTOR LTD.

TOWERJAZZ PANASONIC SEMICONDUCTOR CO., LTD

APRIL 1, 2014
JAPAN

EXECUTION VERSION

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made and entered into as of April 1, 2014, 1:00 am Japan time by and between:

(A)	Panasonic Corporation, a Japanese corporation having its place of business at 1 Kotariyakemachi, Nagaokakyo City, Kyoto, 617-8520, Japan (“Panasonic”);

(B)
Tower Semiconductor Ltd., an Israeli corporation having its principal place of business at Ramat Gavriel Industrial Park, 1 Shaul Amor Avenue, P.O. Box 619, Migdal Haemek 23105, Israel (“Tower”, Tower and Panasonic are collectively referred to as the “Shareholders” and each is individually referred to as a “Shareholder”); and

(C)
TowerJazz Panasonic Semiconductor Co., Ltd., a Japanese corporation having its principal place of business at 800 Higashiyama, Uozu City, Toyama 937-8585, Japan (the “Company”; the Shareholders and Company will be referred to individually as a “Party” and collectively as the “Parties”).

R E C I T A L S

WHEREAS, Panasonic conducts development, manufacture and sale of semiconductor products;

WHEREAS, Tower conducts wafer fabrication and manufacturing operations worldwide;

WHEREAS, the Shareholders desire to jointly operate the Company to manufacture integrated circuits for Panasonic captive business as well as third party foundry business;

WHEREAS, Tower and Panasonic entered into the joint venture formation agreement dated December 20, 2013 (the “JV Formation Agreement”) to memorialize their agreement on the terms and conditions set forth therein; and

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms of their agreement with respect to the capitalization, management, control, shareholding and certain other matters relating to the Company as set forth herein.

EXECUTION VERSION

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Unless otherwise defined herein, the following terms when used in this Agreement shall have the meanings set forth below:

“Accounting Auditor” means the Company’s accounting auditor (kaikei-kansa-nin).

“Affiliate” means any Person that is controlled by, controls, or is under common control with a Shareholder, for so long as such control continues.  For purposes of this definition, “control” means the possession, directly or indirectly, of a majority of the outstanding or voting shares of the relevant entity.  For purposes of this Agreement only, the Company shall not be deemed an Affiliate of any Shareholder.

“Agreement” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Annual Financial Statements” shall have the meaning ascribed thereto in Section 5.1(c).

“Arai A” means the logistics facilities, located at 4-5-1 Kurihara, Myokyo, Niigata Prefecture, Japan.

“Arai B” means the assembly and test facilities for analog products, located at 4-5-1 Kurihara, Myokyo, Niigata Prefecture, Japan.

“Arai C” means the wafer process facilities for on-chip-filter and the assembly and test facilities for medical CCD and other products, located at 4-5-1 Kurihara, Myokyo, Niigata Prefecture, Japan.

EXECUTION VERSION

“Arai D” means the assembly and test facilities for inlet products, located at 4-5-1 Kurihara, Myokyo, Niigata Prefecture, Japan.

“Arai E” means the wafer process facilities for 8 inch Si and Cu RDL Process facilities, located at 4-5-1 Kurihara, Myokyo, Niigata Prefecture, Japan.

“Articles of Incorporation” means the Company’s articles of incorporation (teikan).

“Authority” means any governmental, regulatory, or administrative body, agency, subdivision, or authority, any court of judicial authority, any public, private, or industry regulatory authority, whether national, local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Law.  Authority shall also include any relevant stock exchange or stock quotation service.

“Board” means the Company’s board of directors (torishimari-yaku-kai).

“Board of Director Rules” means the rules of the Board (torishimari-yaku-kai-kisoku).

“Business for Panasonic” shall have the meaning ascribed thereto in Section 2.1.

“Business Report” means business report (jigyō hōkoku) as set forth in Article 435, Paragraph 2 of the Companies Act and Article 118 of the Enforcement Order of the Companies Act.

“Business Transfer Agreement” means the agreement to be entered into between Panasonic and the Company on or prior to the Closing Date to transfer the Transferred Business (as defined in the JV Formation Agreement) from Panasonic to the Company.

“Capital Notice” shall have the meaning ascribed thereto in Section 3.3(b).

EXECUTION VERSION

“Capital Response Notice” shall have the meaning ascribed thereto in Section 3.3(b).

“CEO” means the chief executive officer of the Company who will serve as a representative director (daihyo-torishimari-yaku) of the Company recommended by Tower hereunder from among the Tower Nominee and nominated by the Board and whose duties and responsibilities shall include (i) operating and managing the day-to-day business and affairs of the Company in a manner consistent with the Company Business Plan, the Articles of Incorporation, applicable Law and other provisions of this Agreement, and (ii) implementing the Company Business Plan as approved by the Board or attached to this Agreement, as the case may be.

“CFO” means the chief financial officer of the Company recommended by Tower hereunder from among the Tower Nominee and nominated by the Board and shall report to the CEO, and whose duties and responsibilities shall include, under the supervision of the CEO, (i) closely collaborating with the CEO and the COO (President) with respect to operating and managing the financial affairs of the Company and (ii) such other matters as the CEO shall reasonably request.  The CFO shall share all the information relating to the financial affairs under its management with the CEO and the COO (President) in a timely manner.

“Change Ratio” shall have the meaning ascribed thereto in Section 6.1(a).

“Closing Date” shall mean April 1, 2014, 1:00am Japan time or such other date and time as agreed in writing by Tower and Panasonic for the closing of the transactions contemplated by the JV Formation Agreement.

“Closure Cost” means any cost mainly required for termination of employment in relation to certain facility that will be closed or resulting from closure thereof in accordance with this Agreement.  For the avoidance of doubt, the Closure Cost shall not include any loss of production, loss of profit, loss of revenue, loss of contract, loss of goodwill, loss of claim or any consequential losses.

“Companies Act” means the Companies Act of Japan (kaisha-ho) (Act No. 86 of 2005).

EXECUTION VERSION

“Company” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Company Business” shall have the meaning ascribed thereto in Section 2.1.

“Company Business Plan” shall have the meaning ascribed thereto in Section 4.1(b).

“Confidential Information” shall have the meaning ascribed thereto in Section 13.10(a).

“COO (President)” means the chief operating officer of the Company who is recommended by Panasonic hereunder from among the Panasonic Nominee and nominated by the Board and shall report to the CEO, and whose duties and responsibilities shall include, under the supervision of the CEO, (i) closely collaborating with the CEO with respect to managing the Company on a day-to-day basis, (ii) managing and supervising the operation of facilities and the technology affairs of the Company (including the Business for Panasonic) in a manner consistent with the Company Business Plan, the Articles of Incorporation, applicable Law and other provisions of this Agreement, (iii) operating and innovating the Company’s general business and manufacturing, and (iv) such other matters as the CEO shall reasonably request.

“Corporate Bonds” means the JPY 5,800,000,000 Unsecured Bonds First Series (Private Placement for a Small Number of Investors with Special Agreement on Limited Equal Priority among Bonds and Restrictions on Division) due on March 31, 2016, and the JPY 3,000,000,000 Unsecured Bonds Second Series (Private Placement for a Small Number of Investors with Special Agreement on Limited Equal Priority among Bonds and Restrictions on Division) due on March 29, 2019 issued by the Company.

EXECUTION VERSION

“CTO” means the chief technology officer of the Company who is recommended by Panasonic hereunder from among the Panasonic Nominee and nominated by the Board and shall report to the CEO and whose duties/ and responsibilities shall include, under the supervision of the CEO, (i) closely collaborating with the CEO and the COO (President) with respect to operating, supervising and managing the technology affairs of the Company (e.g., process and manufacturing technology constituting core competence of semiconductor products), (ii) developing advanced technologies for products and business renovation and (iii) such other matters as the CEO shall reasonably request.  The CTO shall share all the information relating to the technology affairs under its management with the CEO and the COO (President) in a timely manner.

***

“Designated Transferee” shall have the meaning ascribed thereto in Section 8.2(b).

“Director for the Panasonic Account” means an officer of the Company who is recommended by Panasonic and nominated by the Board hereunder from among the Panasonic Nominee and shall report to the CEO and whose duties and responsibilities shall include (i) collaborating with the CEO and the COO (President) with respect to managing the Business for Panasonic on a day-to-day basis and (ii) such other matters as the CEO shall reasonably request.

“Division Head” shall have the meaning ascribed thereto in Section 7.1.

“Encumbrances” means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, drag along or tag along rights, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or Transfer of any nature whatsoever.

***

“Equity Security” means any Share or other equity interests of the Company, however described or whether voting or non-voting and any stock acquisition rights or other securities convertible into or exchangeable for, and options, warrants or other rights to acquire, any equity interests in the Company.

“Exiting Shareholder” shall have the meaning ascribed thereto in Section 8.2(a).

EXECUTION VERSION

“Failure to Complete a Purchase Offer” shall have the meaning ascribed thereto in Section 8.2(c).

“First Refusal Right” shall have the meaning ascribed thereto in Section 8.2(b).

“Fiscal Quarter” means a period of three months commencing on January 1, April 1, July 1, or October 1 of each year.

“Fiscal Year” means (i) the period beginning the date of establishment of the Company and ending on December 31 immediately following such date, and (ii) each subsequent period of twelve calendar months beginning on January 1 of each year and ending on December 31 of the same year.

“Foundry Business” shall have the meaning ascribed thereto in Section 2.1.

“Foundry Business Development General Manager” means an officer of the Company recommended by Tower hereunder from among the Tower Nominee and nominated by the Board and shall report to the CEO, and whose duties and responsibilities shall include (i) collaborating with the CEO and the COO (President) with respect to managing the Foundry Business on a day-to-day basis, (ii) coordinating with Tower's global sales network as described in Section 6.11(a); and (iii) such other matters as the CEO shall reasonably request.

“Foundry Lines” shall have the meaning ascribed thereto in Section 2.1.

“Foundry Line Employees” shall have the meaning ascribed thereto in Section 6.4(b).

“Indemnified Person” shall have the meaning ascribed thereto in Section 12.1.

“Indemnifying Party” shall have the meaning ascribed thereto in Section 12.1.

“Initial Business Plan” shall have the meaning ascribed thereto in Section 4.1(a).

“Japanese GAAP” means generally accepted accounting principles in Japan.

EXECUTION VERSION

“JPY” means Japanese Yen, the lawful currency of Japan.

“JV Formation Agreement” shall have the meaning ascribed thereto in the recitals to this Agreement.

“Law” means any (i) applicable law, statute, regulation, directive, treaty, code, ordinance, decree, judgment, rule (internal or otherwise), or license, and (ii) any rule, regulation or policy statement of any stock exchange or automated quotation system over which the securities of the relevant Shareholder trade or are quoted.

“Nishiwaki Plant” means Tower’s manufacturing facility located in Nishiwaki, Japan.

“Non-Exiting Shareholder” shall have the meaning ascribed thereto in Section 8.2(a).

“Seconded Nishiwaki Employees” shall have the meaning ascribed thereto in Section 6.6.

“Panasonic” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Panasonic Call Notice” shall have the meaning ascribed thereto in Section 10.3(a).

“Panasonic Call Right” shall have the meaning ascribed thereto in Section 10.3.

“Panasonic Clients” shall have the meaning ascribed thereto in Section 6.7.

“Panasonic Contribution Amount” means JPY 3 billion which was contributed by Panasonic to the Company in accordance with the Business Transfer Agreement.

“Panasonic Default Event” means the occurrence of any of the following:

(a)          Panasonic (i) seeks to have itself adjudicated insolvent under any reorganization, liquidation, dissolution, or similar law relating to bankruptcy, insolvency, or other relief for debtors of Panasonic, (ii) seeks the appointment of any trustee, receiver, or other similar official for Panasonic or for all or any substantial part of its property or assets, or (iii) makes any general assignment for the benefit of its creditors, admits in writing its inability to pay its debts generally as they become due, or declares or effects a moratorium on its debt or takes any action in furtherance of any proscribed action;

EXECUTION VERSION

(b)          Panasonic is dissolved or liquidated;

(c)          Panasonic is in material breach of any of its representations and warranties made under this Agreement; or

(d)          Panasonic commits a material breach of this Agreement and, if such material breach is curable, fails to cure such material breach within thirty (30) days.

“Panasonic Designee” means any one Person designated by Panasonic in writing upon the exercise of the Panasonic Call Right or Tower Put Right, in either case, in order to purchase the Shares held by Tower pursuant to and in accordance with Article X.

“Panasonic IP License Agreement” means the IP License agreement dated April 1, 2014 between Panasonic and the Company.

“Panasonic Manufacturing Agreement” means the manufacturing agreement dated April 1, 2014 between Panasonic and the Company regarding the production and supply of the Panasonic Products (Captive Business).

“Panasonic Nominee” shall have the meaning ascribed thereto in Section 4.5(a).

“Panasonic Outsourcing Agreement” means the outsourcing agreement dated April 1, 2014 between Panasonic and the Company regarding the production and supply of the Panasonic Products (Outsourcing).

EXECUTION VERSION

“Panasonic Outsourcing Lines” shall have the meaning ascribed thereto in Section 2.1.

“Panasonic Outsourcing Line Employees” shall have the meaning ascribed thereto in Section 6.3(b).

“Panasonic Products” shall collectively refer to the Panasonic Products (Captive Business) and Panasonic Products (Outsourcing).

“Panasonic Products (Captive Business)” means the Company’s products manufactured at Arai E, Uozu E, Tonami B, C and D in accordance with Panasonic’s manufacturing orders.

“Panasonic Products (Outsourcing)” means the Company’s products manufactured in the Panasonic Outsourcing Lines for Panasonic.

“Panasonic Put Notice” shall have the meaning ascribed thereto in Section 10.4(a).

“Panasonic Put Right” shall have the meaning ascribed thereto in Section 10.4.

***

“Panasonic Third Party Foundry Customer” means each third party customer listed in Schedule 6.7 hereto which orders semiconductor device wafer products directly from the Company.

“Party” and “Parties” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, or any other entity or organization, including any Authority.

“Planned Purchase Date” shall have the meaning ascribed thereto in Section 8.2(b).

EXECUTION VERSION

“Price Table” shall have the meaning ascribed thereto in Section 6.1(a).

"Product Category" shall mean the groups of products for each of the categories set forth in the Price Table.

“Proposed Transferee” shall have the meaning ascribed thereto in Section 8.2(a).

“Purchase Offer” shall have the meaning ascribed thereto in Section 8.2(b).

“Quarterly Financial Statements” shall have the meaning ascribed thereto in Section 5.1(d).

“RDL Site” means the redistributing layer of Arai E.

“Response Period” shall have the meaning ascribed thereto in Section 8.2(b).

***

“Share” means shares in the capital of the Company.

“Shareholder” and “Shareholders” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Shareholder Reserved Protective Matter” shall have the meaning ascribed thereto in Section 4.4.

“SIAC Rules” shall have the meaning ascribed thereto in Section 13.5(b).

“Statutory Auditor” means the statutory auditor (kansa-yaku) of the Company.

“Subsequent Business Plan” shall have the meaning ascribed thereto in Section 4.1(b).

EXECUTION VERSION

“Subsidiary” means (i) any entity which would be considered to be a subsidiary in Article 8, Paragraph 3 of the Regulation Concerning Terminology, Forms and Method of Preparation of Financial Statements, etc. (Ministry of Finance Ordinance No. 59 of 1963) and (ii) any entity which would be considered to be an affiliate in Article 8, Paragraph 5 of the same Regulation.

“Tonami A” means office space, defect inspection room and empty space, located at 271 Higashi-kaihotsu, Tonami, Toyama Prefecture, Japan.

“Tonami B” means wafer process facilities for 8 inch Si, located at 271 Higashi-kaihotsu, Tonami, Toyama Prefecture, Japan.

“Tonami C” means wafer process facilities for 8 inch Si, located at 271 Higashi-kaihotsu, Tonami, Toyama Prefecture, Japan.

“Tonami D” means wafer process facilities for 8 inch Si, located at 271 Higashi-kaihotsu, Tonami, Toyama Prefecture, Japan.

“Tonami E” means stockrooms and empty space, located at 271 Higashi-kaihotsu, Tonami, To yama Prefecture, Japan.

“Tower” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Tower Ancillary Agreement” shall collectively refer to (i) Tower IP License Agreement and (ii) Tower Service Agreement.

“Tower Call Notice” shall have the meaning ascribed thereto in Section 10.1(a).

“Tower Call Right” shall have the meaning ascribed thereto in Section 10.1.

“Tower Default Event” means the occurrence of any of the following:

(a)          Tower (i) seeks to have itself adjudicated insolvent under any reorganization, liquidation, dissolution, or similar law relating to bankruptcy, insolvency, or other relief for debtors of Tower, (ii) seeks the appointment of any trustee, receiver, or other similar official for Tower or for all or any substantial part of its property or assets, which for avoidance of doubt shall not include the Nishiwaki Plant or TowerJazz Japan Ltd., or (iii) makes any general assignment for the benefit of its creditors, admits in writing its inability to pay its debts generally as they become due, or declares or effects a moratorium on its debt or takes any action in furtherance of any proscribed action;

EXECUTION VERSION

(b)          Tower is dissolved or liquidated;

(c)          Tower is in material breach of any of its representations and warranties made under this Agreement; or

(d)          Tower or the Company commits a material breach of this Agreement and, if such material breach is curable, fails to cure such material breach within thirty (30) days.

“Tower Designee” means any one Person designated by Tower in writing (excluding TowerJazz Japan) upon the exercise of the Tower Call Right or Panasonic Put Right, in either case, in order to purchase the Shares held by Panasonic pursuant to and in accordance with Article X.

“Tower Nominee” shall have the meaning ascribed thereto in Section 4.5(a).

“Tower Put Notice” shall have the meaning ascribed thereto in Section 10.2(a).

“Tower Put Right” shall have the meaning ascribed thereto in Section 10.2.

“Tower IP License Agreement” means the IP license agreement dated April 1, 2014 between Tower and the Company.

“Tower Service Agreement” means the sales, finance and other services agreement dated April 1, 2014 between Tower and the Company.

“Tower Third Party Foundry Customer” means any third party customer which has directly ordered semiconductor device wafer products from the Company.

EXECUTION VERSION

“TowerJazz Japan” means TowerJazz Japan, Ltd., a Japanese corporation having its place of business at 302-2, Oikenoue, Aza, Hirano-cho, Nishiwaki-shi, Hyogo and any of its successors or assigns.

“Transfer” means (a) any transfer or other disposition of Shares or voting interests or any interest therein, including by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, (b) any sale, assignment, gift, donation, or other disposition of Shares or any interest therein, pursuant to an agreement, arrangement, instrument, or understanding by which legal title to or beneficial ownership of Shares or any interest therein passes from one Person to another Person or the same Person in a different legal capacity, whether or not for value, (c) the granting of any Encumbrance in or extending or attaching to Shares or interest therein, or (d) other disposition or attempted disposition of any Shares or interest therein whatsoever, whether voluntary, or involuntary.

“Transfer Conditions” shall have the meaning ascribed thereto in Section 8.2(a).

“Transfer Date” shall have the meaning ascribed thereto in Section 8.2(a).

“Transfer Notice” shall have the meaning ascribed thereto in Section 8.2(a).

“Transfer Restriction Period” shall have the meaning ascribed thereto in Section 8.1(a).

“Transferred Shares” shall have the meaning ascribed thereto in Section 8.2(a).

“Uozu A” means the test facilities, located at 800 Higashiyama, Uozu, Toyama Prefecture, Japan.

“Uozu B” means the facilities for 6 inch Epi for GaAs&GaN, located at 800 Higashiyama, Uozu, Toyama Prefecture, Japan.

“Uozu C” means the wafer process facilities for 6 inch Si, located at 800 Higashiyama, Uozu, Toyama Prefecture, Japan.

EXECUTION VERSION

“Uozu D” means the wafer process facilities for 6 inch GaAs&GaN, located at 800 Higashiyama, Uozu, Toyama Prefecture, Japan.

“Uozu E” means the wafer process facilities for 12 inch Si, located at 800 Higashiyama, Uozu, Toyama Prefecture, Japan.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

Unless the context of this Agreement otherwise requires, (i) words of any gender include each gender; (ii) words using the singular or plural number also include the plural or singular number; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not merely to the specific article, section, paragraph or clause where such terms may appear; (iv) the terms “Article,” “Section,” “Exhibit” or “Schedule” refer to the specified Article or Section of, or Exhibit or Schedule to, this Agreement; (v) the term “including” shall mean “including, but not limited to”; (vi) the term “or” shall not be exclusive; (vii) references to statutes, laws, regulations or provisions are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing such statute, regulation or provision; (viii) headings are for ease of reference only and shall not affect the interpretation of this Agreement and (ix) references to a Person are also to its permitted successors and assignees.

ARTICLE II
PURPOSE

2.1           Company Business and Use of Facilities.  The Company shall operate the business of manufacturing the Panasonic Products (Captive Business) and the Panasonic Products (Outsourcing) (collectively, the “Business for Panasonic”) and gaining third party foundry business (the “Foundry Business”, and together with the Business for Panasonic, the “Company Business”).  The Company shall use the wafer process lines and testing lines of Uozu A to D, testing lines of Tonami C, assembly lines, testing lines and on-chip-filter lines of Arai A to D, and the RDL Site (collectively, the “Panasonic Outsourcing Lines”) primarily for the production of the Panasonic Products (Outsourcing), and, if the Panasonic Outsourcing Lines still have any additional production capacity, the Company may use the Panasonic Outsourcing Lines for the other Company Business.  The Company shall use the wafer process lines of Uozu E, Tonami C and D and Arai E (the “Foundry Lines”) for the Company Business (other than manufacturing the Panasonic Products (Outsourcing).

EXECUTION VERSION

2.2           Company Name.  The Company’s corporate name shall be “TowerJazz Panasonic Semiconductor Co., Ltd” in English and “パナソニック・タワージャズセミコンダクター株式会社” in Japanese.

ARTICLE III
CAPITAL, ETC.

3.1           Capital Amount.  The capital amount (shihonkin no gaku) of the Company as of the Closing Date shall be JPY 750,000,000.

3.2           Initial Shareholding.  As of the Closing Date, Panasonic shall hold 14,700 Shares, which shall represent forty nine percent (49%) of the issued and outstanding Shares as of the Closing Date, and Tower shall hold 15,300 Shares, which shall represent fifty one percent (51%) of the issued and outstanding Shares as of the Closing Date.

3.3           Funding.

(a)          The Company shall procure the funds necessary for the operation of the Company Business on its own.  Other than as explicitly set forth in this Agreement or in the JV Formation Agreement, no Shareholder shall owe the Company any duty to make any additional contribution or to otherwise support procurement of the necessary funds, or make any guarantee of obligation regarding funds that the Company raises.

(b)          If the Company determines that the Company should issue any Equity Securities, it shall deliver a written notice (the “Capital Notice”) to each Shareholder offering, on the same terms, the right to subscribe for such number of Equity Securities as equals their respective shareholding ratio (prior to such issuance) of the total number of Equity Securities being offered.  The Capital Notice shall contain reasonable detail of such issuance and expressly state that it constitutes a Capital Notice under this Section 3.3(b).  Each Shareholder shall deliver, within thirty (30) days of receipt of the Capital Notice, a written notice (the “Capital Response Notice”) to the Company confirming whether or not it (or a designated Affiliate) wishes to exercise its right to subscribe for the Equity Securities offered to it under the Capital Notice.  If a Shareholder does not deliver a Capital Response Notice to the Company within such thirty (30) day-period, it shall be deemed to have (i) consented to such issuance, and (ii) waived its right to subscribe for the Equity Securities offered to it under the Capital Notice.

EXECUTION VERSION

3.4           Dividends.  Unless and until all accrued interest and principal of the Corporate Bonds are paid in full, the Company shall not declare or pay any dividend or distribution with respect to any Shares.  Subject to the completion of the payment of all accrued interest and principal of the Corporate Bonds and subject to compliance with its other financial indebtedness terms and conditions, the Company shall, on an annual basis, make dividend payments to the Shareholders from the distributable amount stipulated under the Companies Act up to fifty percent (50%) of its net profit in the Fiscal Year.

ARTICLE IV
MANAGEMENT AND GOVERNANCE

4.1	Business Plan.

(a)          The Shareholders agree that the initial business plan for the Company from Fiscal Year 2014 through the first quarter of 2019 that includes (i) the Company’s revenue targets for the foundry business for third parties, (ii) the Company’s revenue targets for the business relating to the Panasonic Products, (iii) the Company’s cost structure, (iv) the Company’s investment strategies and (v) the Company’s human resource plan (the “Initial Business Plan”) shall be as set forth in Exhibit 4.1(a) hereto.

(b)          By the end of Fiscal Year 2016, the Board shall revise the Company’s business plan for Fiscal Year 2019 and the same shall apply for the subsequent Fiscal Years (the “Subsequent Business Plan”, together with the Initial Business Plan, the “Company Business Plan”).

(c)          In addition to (a) and (b) above, each Fiscal Quarter the Board shall review the degree to which the Company Business Plan targets have been attained.

EXECUTION VERSION

4.2	Articles of Incorporation and Board of Directors Rules.

(a)          The Shareholders agree that, as of the Closing Date, the Company’s corporate name, main office address, method of public notice, authorized number of Shares, types of Shares, Fiscal Year, accounts and all other matters stipulated in the Articles of Incorporation shall be as set forth in Exhibit 4.2(a) hereto.  The Shareholders agree that within one year from the Closing Date, the Articles of Incorporation shall be amended to replace the chair of the board with a Tower Nominee.

(b)          The Shareholders agree that, as of the Closing Date, the Board of Directors Rules shall be as set forth in Exhibit 4.2(b) hereto.

4.3           Shareholder Actions.  Unless otherwise specified herein, the Company shall convene and conduct the meetings of shareholders in accordance with the Companies Act, all other applicable Laws and the provisions of the Articles of Incorporation.

4.4           Shareholder Reserved Protective Matters.  Subject to Section 8.4, any action or activity of the Company set forth in Schedule 4.4 hereto (each a “Shareholder Reserved Protective Matter”) shall require the prior written consent of the Shareholders (either directly for matters requiring a shareholder vote or through a Shareholder’s nominees serving on the Board for matters requiring the Board’s approval), and the Board shall not authorize the Company to engage in any Shareholder Reserved Protective Matter without obtaining the relevant prior written consent.

4.5           Board of Directors.

(a)          The Board shall consist of eleven (11) directors.  Panasonic shall have the right to nominate five (5) persons (the “Panasonic Nominees”), and Tower shall have the right to nominate six (6) persons (the “Tower Nominees”), to serve as directors on the Board.  Panasonic’s and Tower's initial nominees to serve as directors on the Board are set forth in Schedule 4.5(a) hereto.  Each Shareholder shall submit to the other Shareholder a list of all subsequent nominees to serve as directors on the Board at least thirty (30) days prior to the shareholders’ meeting where such nominees may be elected to serve as directors on the Board.  In the event of a change in the equity ownership of the Company such that the ratio of shareholdings of Panasonic in the Company is reduced, the Parties will cooperate in amending the Articles of Incorporation and in taking any other actions required so that Panasonic’s ability to nominate directors will be reduced in a proportionate manner.

EXECUTION VERSION

(b)          Each Shareholder shall cause its designated directors to conduct the Company Business in a manner consistent with the terms of this Agreement, the Articles of Incorporation, and applicable Laws.  The number of directors may only be changed by amendment of the relevant provisions contained in the Articles of Incorporation.

(c)          If as a result of the death, disability, retirement, resignation, removal (with or without cause) or other departure of a director, a vacancy on the Board shall exist or arise, then the Shareholder entitled to designate the director whose departure resulted in such vacancy shall designate another individual to serve as a director; provided, however, that the term of office of such successor director shall be limited to the remaining term of the predecessor.  In the case of a vacancy on the Board, the Shareholder who appointed the director in question shall nominate a replacement director within ten (10) days of the vacancy.

(d)          Unless otherwise set forth herein, meetings of the Board shall convene and be conducted in accordance with the Companies Act, any other applicable Laws, the Articles of Incorporation, and the Board of Directors Rules.

4.6           Statutory Auditors.

(a)          The Company at all times shall have two (2) Statutory Auditors of whom one (1) shall be designated by Panasonic and one (1) shall be designated by Tower.  The Statutory Auditor as of the Closing Date nominated by Tower shall be Tsuyoshi Kikuchi and the Statutory Auditor as of the Closing Date nominated by Panasonic shall be Hideo Nakano.  Each Shareholder shall submit to the other Shareholder its nominee to serve as Statutory Auditor at least thirty (30) days prior to each shareholders’ meeting where the Statutory Auditors will be elected.

(b)          If as a result of death, disability, retirement, resignation, removal (with or without cause), or other departure, any vacancy of the Statutory Auditor shall exist or arise, the Shareholders will designate another individual to serve as a statutory auditor.

EXECUTION VERSION

4.7           Accounting Auditor.

(a)          The Accounting Auditor as of the Closing Date shall be Deloitte Touche Tohmatsu LLC.

(b)          If Deloitte Touche Tohmatsu LLC is unable to serve in such capacity, the Shareholders shall select an internationally recognized accounting firm (or the Japanese affiliate thereof) as the Accounting Auditor.

(c)          The Shareholders agree to vote their Shares in favor of the appointment of the Accounting Auditor in accordance with this Section 4.7.

(d)          The Shareholders agree that Deloitte Touche in Israel will provide the finance support services regarding preparation of financial statements in accordance with US GAAP.

4.8           Certain Senior Managers.

(a)          Tower Nominees.  Tower shall have the right to recommend to the Board to nominate (from among the Tower Nominees from time to time) the CEO, the CFO and the Foundry Business Development General Manager.

(b)          Panasonic Nominees.  Panasonic shall have the right to recommend to the Board to nominate (from among the Panasonic Nominees from time to time) the COO (President), the CTO and the Director for the Panasonic Account.

ARTICLE V
ACCOUNTING AND REPORTING REQUIREMENTS

5.1           Financial Statements.

(a)          Accounting Standards.  All financial statements, books and records, and periodic statements to be established, maintained, prepared or delivered under this Section 5.1 shall be (i) established, maintained and prepared in accordance with Japanese GAAP in Japanese and (ii) maintained and prepared in accordance with U.S. GAAP in English.  All Annual Financial Statements shall be audited by the Accounting Auditor (and accompanied by an audit report of the Accounting Auditor addressed to the Board) and all Quarterly Financial Statements shall be reviewed by the Accounting Auditor.

EXECUTION VERSION

(b)          Books and Records.  The Company shall (i) make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) use the accrual basis to maintain its books and records, and (iii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

(A)        transactions are executed and access to assets is given only in accordance with management’s authorization;

(B)        transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets;

(C)        the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

(D)        transactions of the Company are recorded in such form and manner as will permit preparation of all required tax returns by the Company and the Shareholders in accordance with this Agreement and as required by applicable Laws.

(c)          Annual Statements.  As soon as practicable following the end of each Fiscal Year, but in any event within fifty (50) days after the end of each Fiscal Year, the Company shall prepare and deliver to each Shareholder (x) (i) audited financial statements for the Company as of the last day of and for such Fiscal Year, including a balance sheet, profit and loss statement, cash flow statements, and a statement of shareholders’ equity as of and for such Fiscal Year and related notes to the financial statements, (ii) Business Report for such Fiscal Year and (iii) such other information that a Shareholder may reasonably request to fulfill its financial reporting requirements for such Fiscal Year (collectively, the “Annual Financial Statements”) and (y) a comparison between the actual results achieved and the projections in the Company Business Plan with an explanation for the material variations.

EXECUTION VERSION

(d)          Quarterly Statements.  As soon as practicable following the end of each Fiscal Quarter, but in any event within forty (40) days after the end of each Fiscal Quarter, the Company shall prepare and deliver to each Shareholder (x) (i) unaudited financial statements for the Company as of the last day of and for such Fiscal Quarter, including a balance sheet, profit and loss statement, cash flow statements and a statement of shareholders’ equity as of and for such Fiscal Quarter and related notes to the financial statements and (ii) such other information that a Shareholder may reasonably request to fulfill its financial reporting requirements for such Fiscal Quarter (collectively, “Quarterly Financial Statements”), and (y) a comparison between the actual results achieved and the projections in the Company Business Plan with an explanation for the material variations.

(e)          Monthly Statements.  Within fifteen (15) days after each monthly financial closing date, the Company shall prepare and deliver to each Shareholder internal financial statements for the Company as of the monthly financial closing date of and for such month, including a balance sheet, profit and loss statement, as of and for such month.

5.2           Inspection Rights.  The Company shall allow each Shareholder and their respective representatives during normal business hours the right to (a) inspect the books and records of the Company, (b) make copies from such books and records, and (c) have reasonable full access to all of the property and assets of the Company; provided, however, that any costs incurred by the Company with respect to the above shall be borne solely by the Shareholder making such request.  Each Shareholder shall cause its respective designated directors to comply with this Section 5.2 in a reasonable manner that does not impede the Company Business.

EXECUTION VERSION

ARTICLE V
CERTAIN AGREEMENTS REGARDING
THE OPERATION OF THE COMPANY BUSINESS

6.1           Panasonic Covenants.

(a)            Loading Targets.  Panasonic shall use its reasonable best efforts to achieve the following loading targets in each Fiscal Year from Fiscal Year 2014 to first quarter of 2019:

(i)	Fiscal Year 2014: ***
(ii)	Fiscal Year 2015***
(iii)	Fiscal Year 2016: ***
(iv)	Fiscal Year 2017: ***
(v)	Fiscal Year 2018: ***
(vi)	Fiscal Quarter 1, 2019: ***

The price per wafer per product ordered (excluding prime wafer cost) (the “Price Table”) shall be as set forth on Schedule 6.1(a), as may be amended, which shall be reviewed and negotiated between Panasonic and the Company every Fiscal Year, taking into account the fair market price, relating to the Panasonic Products (Captive Business).  Panasonic and the Company shall commence such review and negotiation on the Price Table for the next Fiscal Year in October and the new agreed price for wafer per product (excluding prime wafer cost) for the next and following years shall replace the existing price per wafer per product (excluding prime wafer cost).

In addition to the above, Panasonic and the Company may discuss any possible amendment for the Price Table in case which either party reasonably deems necessary such as significant market changes.  Panasonic and the Company shall prepare and agree on an additional price table when Panasonic and the Company introduce a new product line.

The Minimum Loading shall mean the minimum number of Panasonic Products (Captive Business) per Product Category per fab to be ordered by Panasonic per month under the Panasonic Manufacturing Agreement as set forth in the Price Table.   Panasonic understands that the number of Panasonic Products (Captive Business) per Product Category per fab to be ordered by Panasonic per month will not be under the Minimum Loading and Panasonic shall make its best efforts to make such number of order above the Minimum Loading.

EXECUTION VERSION

(b)          No-Restriction on the Panasonic’s Business.   Regardless of the completion of the Business Transfer (as defined in the JV Formation Agreement), Panasonic shall not owe any non-compete obligation under Article 21 of the Companies Act.  Panasonic agrees that with respect to Panasonic’s captive business, Panasonic shall make its reasonable best efforts to manufacture all products at the Company’s facility unless otherwise reasonably required by Panasonic’s customers.  In the event that the required technology is not available at the Company’s facility, the Company and Panasonic shall evaluate the return on investment (ROI) of the proposed business opportunity, including the required investment and timeline for development of said technology.  The Company and Panasonic shall discuss in good faith and in the event that the ROI is negative or the Company and Panasonic agree for any other reason, Panasonic may decide to manufacture said products at another facility.

(c)          Panasonic shall make its reasonable best efforts to introduce as many Panasonic Third Party Foundry Customers as possible to the Company, by utilizing its existing relationships with its own customers, and in consideration for revenue collected from the Panasonic Third Party Foundry Customers from the sale of semiconductor device wafer products, the Company shall pay a sales commission to Panasonic in accordance with Schedule 6.1(c) hereto, for five (5) years from the Closing Date.  Before the fifth anniversary of the Closing Date, the Parties shall discuss whether to extend the payment of commissions and the commission rates to be paid going forward.

The Commission Calculation Date shall mean each (i) March 31st, (ii) June 30th, (iii) September 30th, and (iv) December 31st.  Within fourteen (14) days from each Commission Calculation Date, the Company shall calculate the commission due and shall ask Panasonic to submit an invoice with respect to the said amount owed, the Company shall pay to Panasonic within forty-five (45) days from the date of receipt of the invoice from Panasonic in Japanese Yen, by telegraphic or wire transfer to Panasonic’s bank account which shall be separately designated by Panasonic, the aggregate commission due to Panasonic pursuant to this Section 6.1(c) for the three (3) month period prior to and including such Commission Calculation Date.

EXECUTION VERSION

Within fifteen (15) days of each Commission Calculation Date, the Company shall provide to Panasonic a written report in a form acceptable to Panasonic of the Panasonic Third Party Foundry Customers that engaged with the Company in accordance with this Section 6.1(c) during the period in which such commissions were incurred by the Company.  Such reports shall be prepared and submitted to Panasonic even if no commission has accrued during the three (3) month period prior to and including such Commission Calculation Date.  The Company shall maintain complete and accurate records regarding such reports; and Panasonic or its authorized representatives may, upon prior notice to the Company, examine such records at any time, subject to coordination with the Company and execution of a standard confidentiality undertaking.  Such examination shall be conducted at Panasonic's expense, unless errors of reporting or accounting of greater than 5% shall be found to Panasonic's disadvantage, in which case the Company shall, within fifteen (15) days of such examination, pay to Panasonic (x) the amount due to Panasonic, and (y) the reasonable cost of such examination (including the fees and expenses of Panasonic's authorized representatives).

(d)	***

(e)          It is hereby agreed that the Company shall not bear any liabilities with respect to the government subsidies granted to Panasonic for certain capital investment with respect the Transferred Business made prior to the Closing Date, and the Company shall not be obligated to repay any such subsidies and in the event any such repayment is required, Panasonic shall make such repayment.

6.2           Tower Covenants.  Tower shall make reasonable best efforts to introduce as many Tower Third Party Foundry Customers as possible to the Company, by utilizing its existing relationships with its own customers, and in consideration for revenue collected from such customers from the sale of semiconductor device wafer products, the Company shall pay a sales commission to Tower in accordance with Schedule 6.2 hereto, for five (5) years from the Closing Date.  Before the fifth anniversary of the Closing Date, the Parties shall discuss whether to extend the payment of commissions and the commission rates to be paid going forward.  Tower shall make reasonable best efforts to achieve the target revenue amounts from such third party customers from Fiscal Year 2014 to first quarter of 2019 as shall be set forth in the Initial Business Plan.

EXECUTION VERSION

Within fourteen (14) days from each Commission Calculation Date, the Company shall calculate the commission due and shall ask Tower to submit an invoice with respect to the said amount owed, the Company shall pay to Tower within forty-five (45) days from the date of receipt of the invoice from Tower in Japanese Yen, by telegraphic or wire transfer to Tower’s bank account which shall be separately designated by Tower, the aggregate commission due to Tower pursuant to this Section 6.2 for the three (3) month period prior to and including such Commission Calculation Date.

Within fifteen (15) days of each Commission Calculation Date, the Company shall provide to Tower a written report in a form acceptable to Tower of the Tower Third Party Foundry Customers that engaged with the Company in accordance with this Section 6.2 during the period in which such commissions were incurred by the Company.  Such reports shall be prepared and submitted to Tower even if no commission has accrued during the three (3) month period prior to and including such Commission Calculation Date.  The Company shall maintain complete and accurate records regarding such reports; and Tower or its authorized representatives may, upon prior notice to the Company, examine such records at any time, subject to coordination with the Company and execution of a standard confidentiality undertaking.  Such examination shall be conducted at Tower's expense, unless errors of reporting or accounting of greater than 5% shall be found to Tower's disadvantage, in which case the Company shall, within fifteen (15) days of such examination, pay to Tower (x) the amount due to Tower, and (y) the reasonable cost of such examination (including the fees and expenses of Tower's authorized representatives).

6.3           Panasonic Outsourcing Lines.

(a)          Panasonic Outsourcing business.  The Parties understand and confirm that the terms and conditions of the outsourcing transactions between Panasonic and the Company regarding the Panasonic Products (Outsourcing) are as set forth in Panasonic Outsourcing Agreement.  The Parties agree that the consideration for the Panasonic Outsourcing business will be set forth in Schedule 6.3(a) and may be negotiated with the Company in March 2015 and March 2016.  In case no agreement is reached at any point, the existing Schedule 6.3(a) will prevail.

EXECUTION VERSION

(b)          Retention of Employment.  The Company shall use its best efforts to maintain employment of employees engaged in Panasonic Outsourcing Lines (the “Panasonic Outsourcing Line Employees”) by redeployment or any other method in the event of the reduction of production volumes of Panasonic Products (Outsourcing).   The Company shall provide Panasonic with prior notification regarding layoffs.

6.4           Foundry Lines.

(a)
Panasonic Manufacturing Agreement.  The Parties understand and confirm that the terms and conditions of the manufacturing transactions between Panasonic and the Company regarding the Panasonic Products (Captive Business) are as set forth in the Panasonic Manufacturing Agreement.

(b)
Retention of Employment.  The Company shall use its best efforts to maintain employment of employees engaged in Foundry Lines (the “Foundry Line Employees”) by redeployment or any other method in the event of the reduction of production volumes of the products manufactured in Foundry Lines including Panasonic Products (Captive Business).   The Company shall provide Panasonic with prior notification regarding layoffs.

6.5           ***

6.6           Transfer of certain business of Nishiwaki Plant.  If Tower proposes to the Company that TowerJazz Japan transfer any part or all of its assets (including contracts with its customers) and/or employees from the Nishiwaki Plant to the Company after the Closing Date, Tower and Panasonic shall discuss in good faith the terms and conditions of such transfer and such transfer shall be approved in accordance with the approval process herein.  Said approval process shall not apply with respect to the transfer of *** employees from the Nishiwaki Plant be seconded gradually to the Company from June 1, 2014 and upon the Company’s reasonable consent, will be employed by the Company effective from October 1, 2014 (the “Seconded Nishiwaki Employees”), and no further discussion of Panasonic and Tower or approval of Panasonic will be required.

EXECUTION VERSION

6.7           Conflict Transactions.  Any agreement or business engagement between the Company, on one hand, and Panasonic or Tower or any of their Affiliates, on the other hand, (including the transaction with any third party through those Persons except for Panasonic’s clients listed in Schedule 6.7 (the “Panasonic Clients”)) shall require the approval of the majority of the CEO, the COO (President), the Director for the Panasonic Account and the Foundry Business Development General Manager.   Regarding customers that are not existing customers of Tower or Panasonic, and approach the Company directly for the manufacture of products, Tower and Panasonic shall be prohibited from, directly or indirectly, engaging in such manufacture of products with said customers with respect to the manufacture of any products using the technologies that are qualified at the Company.

6.8           Difficulties in Company Business.

(a)          If (A) the Company becomes insolvent, (B) the Company significantly fails to achieve the Company Business Plan or (C) the Company has any other difficulties in continuing any of the Company Business, Panasonic and Tower shall discuss in good faith for the resolution of such difficulties, including (i) the sale of all the Shares held by a Shareholder to the other Shareholder (including the price of the Shares and the burden of expenses relating thereto), (ii) dissolution and liquidation of the Company and (iii) divestiture of the Company Business.

(b)           ***

6.9           Use of Panasonic Contribution Amount.  The Company shall use the Panasonic Contribution Amount only for the Foundry Lines in accordance with the Company Business Plan.

6.10         ***

EXECUTION VERSION

6.11         Sales Management and Finance Services.

(a)          The Company will obtain sales support, including growing its local Japanese as well as global worldwide customer base, from Tower's global sales and marketing team and customer support team and TowerJazz's new Japan sales office, (except for specific customers which Panasonic shall directly engage with), and, in consideration thereof, the Company shall pay the service fees to Tower in accordance with the Tower Service Agreement.  The Foundry Business Development General Manager will coordinate with Tower's global sales and marketing team for effective introduction of the Company to Tower's global customer base.

(b)          Panasonic will have its own sales unit within Panasonic to cover the Panasonic Clients.  If Tower wishes to contact the Panasonic Clients after the Closing Date, Tower, through the Foundry Business Development General Manager, shall first contact the Director for the Panasonic Account and then Panasonic.  In order to avoid doubt, no such prior contact with Panasonic will be required with respect to the Panasonic Clients listed in Schedule 6.11(b).

(c)          The Company will obtain finance support services regarding US GAAP, SOX, Treasury, Tax, and quarterly closing and in consideration thereof, the Company shall pay the service fees to Tower or its Affiliate in accordance with the Tower Service Agreement.

ARTICLE VII
DEADLOCK

7.1           Event of Deadlock.  In the event that the approval of each Shareholder is required under Section 4.4 or under the Companies Act, and the requisite approval of such matter is not obtained on or before the expiry of a period of twenty (20) days after approval for such matter is sought, Panasonic and Tower shall discuss the matter proposed, in an effort to agree amicably on a course of action, through their respective heads of the division which has the authority and responsibility over the Shareholder matters of the Company (the “Division Heads”).   If the Division Heads do not reach agreement on a course of action with respect to the matter proposed within a period of sixty (60) days after referral to them, there will be deemed to be a “Deadlock.”

7.2           Resolution of Deadlock.  Upon the occurrence of a Deadlock, Panasonic and Tower shall discuss in good faith and promptly decide the resolution of the Deadlock, including (i) the sale of all the Shares held by a Shareholder to the other Shareholder (including the price of the Shares and the burden of expenses), (ii) dissolution and liquidation of the Company and (iii) divestiture of the Company Business.  If, in spite of their good faith discussions, Panasonic and Tower fail to agree on the resolution of the Deadlock, the Parties will submit the issue to the determination of an arbitrator appointed pursuant to Section 13.5(b).

EXECUTION VERSION

ARTICLE VIII
SHARE TRANSFER

8.1           Transfer Restrictions; Transfer Consent Procedures.

(a)          For a period of five years from the Closing Date (the “Transfer Restriction Period”), a Shareholder may not, without the prior written consent of the other Shareholder, Transfer any of its Shares to any third party.  After the passage of the Transfer Restriction Period, a Shareholder may not, without the prior written consent of the other Shareholder, Transfer any of its Shares held by it to any of the business competitors listed in Schedule 8.1(a).

(b)          Notwithstanding anything contained in this Agreement, but subject to Section 8.1(c), the restrictions on Transfer of Shares under this Article VIII shall not be applicable in the case of a Transfer by any Shareholder to any of its Affiliates or a Transfer by way of realization of a pledge over the Shares and the transferor Shareholder shall notify the other Shareholder in writing of such Transfer within ten (10) days of such Transfer; provided, however, that Tower shall not Transfer any Shares to TowerJazz Japan.

(c)          If a Shareholder Transfers all or part of its Shares to a third party (including its Affiliates) pursuant to this Agreement, such transferor Shareholder shall cause the transferee to agree to be bound by and comply with the terms and conditions of this Agreement as if it were a party to this Agreement prior to such transfer.  In addition, if a Shareholder Transfers only part of its Shares to a third party (including its Affiliates) pursuant to this Agreement, such transferor Shareholder shall fully guarantee the performance by the transferee of the obligations under this Agreement.

EXECUTION VERSION

(d)          If all or part of the Shares are to be Transferred to any third party pursuant to this Section 8.1, each Shareholder shall cause its respective nominee on the Board to vote at the relevant Board meeting in favor of such Transfer.

8.2           Right of First Refusal.

(a)          Except as provided in Section 8.1(b), after the passage of the Transfer Restriction Period, if a Shareholder wishes to Transfer all or part of its Shares (the “Transferred Shares”) to a third party (the “Proposed Transferee”), such Shareholder shall notify the other Shareholder (the “Non-Exiting Shareholder”) at least thirty(30) days prior to the planned date of Transfer of the Shares to the Proposed Transferee (the “Transfer Date”) with a written notice (the “Transfer Notice”) setting forth (i) the type and number of Transferred Shares, (ii) an identity of the Proposed Transferee, (iii) the Transfer price per Share and any other material terms and conditions of the Transfer (the “Transfer Conditions”) and (iv) the Transfer Date (the Shareholder issuing a Transfer Notice will be referred to as the “Exiting Shareholder”).

(b)          If an Exiting Shareholder has issued a Transfer Notice pursuant to Section 8.2(a), the Non-Exiting Shareholder may, by giving written notice to the Exiting Shareholder, choose to purchase the Transferred Shares by itself, or nominate an Affiliate to purchase the Transferred Shares (the “Designated Transferee”), upon the terms and conditions substantially identical to the Transfer Conditions (the “First Refusal Right”) within thirty (30) days after receipt of the Transfer Notice (the “Response Period”).  If, within the Response Period, the Non-Exiting Shareholder gives a written notice (the “Purchase Offer”) to the Exiting Shareholder, setting forth (i) its intention to exercise the First Refusal Right, (ii) the identity of the Designated Transferee, and (iii) the planned date for purchase of the Transferred Shares which must be within thirty (30) days from the date of receipt of the Transfer Notice (the “Planned Purchase Date”), the Exiting Shareholder must Transfer all of the Transferred Shares to the Non-Exiting Shareholder or the Designated Transferee, as the case may be, upon the terms and conditions substantially identical to the Transfer Conditions on the Planned Purchase Date or another day agreed to by the Shareholders.

EXECUTION VERSION

(c)          If (i) the Non-Exiting Shareholder has not made a Purchase Offer to the Exiting Shareholder within the Response Period or (ii) the Exiting Shareholder or the Designated Transferee, as the case may be, has not paid the full Transfer price for the Transferred Shares to the Exiting Shareholder as agreed between the Shareholders (excluding a case where such non-payment is attributable to the Exiting Shareholder), (either referred to as a “Failure to Complete a Purchase Offer”), the Exiting Shareholder is entitled to Transfer the Transferred Shares to the Proposed Transferee upon the terms and conditions no less favorable to the Exiting Shareholder than the Transfer Conditions within one-hundred and eighty (180) days following the Failure to Complete a Purchase Offer, after which time any Transfer shall once again be subject to a First Refusal Right as set forth above .

8.3           Effect of Prohibited Transfer.  Any Transfer of Shares in violation of the provisions of this Agreement shall be void ab initio and shall transfer no right, title or interest in or to such Shares.

8.4           Change in Shareholding Ratio.  No later than the fifth anniversary of the date of this Agreement, Panasonic and Tower shall hold good faith discussions regarding Tower's potential purchase of all or part of the Shares then held by Panasonic.  For the avoidance of doubt, Tower shall not be obliged to purchase, and Panasonic shall not be obliged to sell, any Shares unless and until the Panasonic and Tower reach a written agreement on the terms and conditions of the sale of the Shares from Panasonic to Tower.  If the shareholding ratio of Panasonic in the Company no longer constitute one third (1/3) or more of the issued and outstanding Shares, then the Shareholders shall (a) change the Company’s corporate name to remove the word “Panasonic” and (b) notwithstanding anything contained herein to the contrary, will cooperate in amending the Articles of Incorporation and in taking any other actions required so that the written consent of Panasonic will no longer be required with respect to the Shareholder Reserved Protective Matters.

EXECUTION VERSION

ARTICLE IX
REPRESENTATIONS AND WARRANTIES

Each Shareholder represents and warrants to the other Shareholder as follows:

9.1           Organization.  It is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has all authority and capacity necessary to execute this Agreement and perform all its duties hereunder.

9.2           Authorization.  The execution of this Agreement and the performance of all its duties hereunder are conduct within the range of its corporate purpose, and it has lawfully completed all procedures required under Laws applicable to itself or its internal rules.

9.3           Validity.  The execution of this Agreement and the performance of all its duties hereunder do not contravene or violate any Laws applicable to it, nor do they contravene or breach any duties under any agreement to which it is a party.

9.4           Binding Effect.  This Agreement will constitute its lawful, valid and binding obligation, enforceable against it in accordance with the terms and conditions herein, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws relating to creditors’ rights generally and general principles of laws such as prohibition of abuse of rights and principles of trust.

9.5           Litigation.  In regards to the execution of this Agreement or the performance of all duties hereunder, no lawsuit, arbitration, conciliation, mediation or other judicial, administrative or private dispute resolution proceedings that might have an adverse impact thereon is pending or proceeding and no facts exist from which it can be reasonably surmised that in the future any such dispute resolution proceeding may be initiated.

9.6           Consent.  No consent, authorization, registration, or approval of, or other action by, any Person, including Authority, is required in connection with its execution, delivery, and performance of this Agreement, or if any such consent, authorization, registration, or approval of, or other action is required, it has satisfied such requirements as of the date of this Agreement.

EXECUTION VERSION

ARTICLE X
CALL AND PUT RIGHT

10.1         Tower Call Right.  In addition to Tower's other rights and benefits under this Agreement (including the indemnification provisions under Article XII), following the commencement of any Panasonic Default Event, Tower may require that Panasonic sell to either Tower or a Tower Designee all or part of the Shares owned by Panasonic (the “Tower Call Right”) at *** of the Fair Value per Share pursuant to the following procedures:

(a)          To exercise the Tower Call Right, a Tower Party must provide an irrevocable written notice of its exercise of the Tower Call Right (the “Tower Call Notice”) to Panasonic no later than ninety (90) days following the commencement of a Panasonic Default Event.  The Tower Call Notice shall contain (i) a reasonable description of the event upon which Tower has relied in order to exercise the Tower Call Right, (ii) the number of Shares Tower requires Panasonic to sell and (iii) the identifying information of any Tower Designee, if applicable.

(b)          Upon the exercise of the Tower Call Right, Panasonic shall be obligated to sell the number of Shares designated by the Tower Call Notice to Tower (or a Tower Designee) in accordance with the provisions of this Article X.

10.2         Tower Put Right.  In addition to Tower's other rights and benefits under this Agreement (including the indemnification provisions under Article XII), following the commencement of any Panasonic Default Event, Tower may require that Panasonic or a Panasonic Designee purchase from Tower all or part of the Shares owned by Tower (the “Tower Put Right”) at *** of the Fair Value per Share pursuant to the following procedures:

(a)          To exercise the Tower Put Right, Tower must provide an irrevocable written notice of its exercise of the Tower Put Right (the “Tower Put Notice”) to Panasonic no later than ninety (90) days following the commencement of a Panasonic Default Event.  The Tower Put Notice shall contain (i) a reasonable description of the event upon which Tower have relied in order to exercise the Tower Put Right and (ii) the number of Shares Tower require Panasonic or a Panasonic Designee to purchase.

EXECUTION VERSION

(b)          Upon exercise of the Tower Put Right, Panasonic (or a Panasonic Designee) shall be obligated to purchase the number of Shares designated by the Tower Put Notice in accordance with the provisions of this Article X.

10.3         Panasonic Call Right.  In addition to Panasonic’s other rights and benefits under this Agreement (including the indemnification provisions under Article XII), following the commencement of any Tower Default Event, Panasonic may require that Tower sell to Panasonic or a Panasonic Designee all or part of the Shares owned by Tower (the “Panasonic Call Right”) at *** of the Fair Value per Share pursuant to the following procedures:

(a)          To exercise the Panasonic Call Right, Panasonic must provide an irrevocable written notice of its exercise of the Panasonic Call Right (the “Panasonic Call Notice”) to Tower no later than ninety (90) days following the commencement of a Tower Default Event.  The Panasonic Call Notice shall contain (i) a reasonable description of the event upon which Panasonic has relied in order to exercise the Panasonic Call Right, (ii) the number of Shares Panasonic requires Tower to sell and (iii) the identifying information of any Panasonic Designee, if applicable.

(b)          Upon the exercise of the Panasonic Call Right, Tower shall be obligated to sell the number of Shares designated by the Panasonic Call Notice to Panasonic (or a Panasonic Designee) in accordance with the provisions of this Article X.

10.4         Panasonic Put Right.  In addition to Panasonic’s other rights and benefits under this Agreement (including the indemnification provisions under Article XII), following the commencement of any Tower Default Event, Panasonic may require that Tower or a Tower Designee purchase from Panasonic all or part of the Shares owned by Panasonic (the “Panasonic Put Right”) at *** of the Fair Value per Share pursuant to the following procedures:

(a)          To exercise the Panasonic Put Right, Panasonic must provide an irrevocable written notice of its exercise of the Panasonic Put Right (the “Panasonic Put Notice”) to a Tower Party no later than ninety (90) days following the commencement of a Tower Default Event.  The Panasonic Put Notice shall contain (i) a reasonable description of the event upon which Panasonic has relied in order to exercise the Panasonic Put Right and (ii) the number of Shares Panasonic requires Tower or a Tower Designee to purchase.

EXECUTION VERSION

(b)          Upon exercise of the Panasonic Put Right, Tower (or a Tower Designee) shall be obligated to purchase the number of Shares designated by the Panasonic Put Notice in accordance with the provisions of this Article X.

10.5	Fair Value. Fair Value shall be determined as follows:

(a)          The Shareholders shall negotiate in good faith for ten (10) days to reach an agreement on Fair Value.  If the Shareholders fail to reach agreement on Fair Value for any reason within such ten (10)-day period, then immediately thereafter the Shareholders shall jointly select an independent reputable appraiser to determine Fair Value.  If the Shareholders cannot agree on a mutually acceptable appraiser within ten (10) days, then PriceWaterhouse Coopers (or a designee it selects at its discretion) shall be appointed to conduct the appraisal.

(b)          The appraiser selected in accordance with Section 10.5(a) shall determine the Fair Value, as appropriate and on the following assumptions and bases:

(i)        valuing the Shares to be sold as on an arm’s length sale between a willing seller and a willing buyer;

(ii)        if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

(iii)        that the Shares to be sold are capable of being transferred without restriction; and

(iv)        valuing the Shares to be sold as a rateable proportion of the total value of all the Shares of the Company without any premium or discount being attributable to the equity interests to be sold.

EXECUTION VERSION

(c)          The Shareholders shall use their best efforts to cause the appraiser to complete its appraisal within sixty (60) days after its appointment.

(d)          Tower and Panasonic shall pay one-half of the fees, costs, and expenses of all appraisers used in connection with this Section 10.5, and the Fair Value determination made by the appraiser shall be binding on all Parties without the right to appeal.

10.6         Option Closing.  Any sale and purchase of the Shares pursuant to this Article X shall be consummated as soon as reasonably practicable after the Tower Call Notice, the Tower Put Notice, the Panasonic Call Notice or the Panasonic Put Notice, as applicable.  The Shareholders shall cooperate in good faith with respect to all actions necessary and appropriate to effect such sale and purchase, including (i) executing all reasonably requested documentation, (ii) causing their respective nominees on the Board to vote in favor of any required approval to effect the sale and purchase of the Shares pursuant to this Article X at the relevant Board meetings, and (iii) acquiring all required approvals and consents from, and the making of all required applications, notifications or filings to or with, all Authorities.

ARTICLE XI
EFFECT AND TERMINATION OF THIS AGREEMENT

11.1         Effect of this Agreement.  This Agreement shall take effect on the date hereof, subject to the Closing, and shall remain in effect unless this Agreement is terminated in accordance with Section 11.2(a).

11.2         Termination.

(a)          This Agreement shall immediately terminate (except for the matters set forth in Section 11.2(b)) without further action by any of the Parties as of the date (i) a Shareholder no longer owns any Shares, except as set forth in Section 8.1(c), (ii) unanimously agreed in writing by the Parties, or (iii) the Company is dissolved and liquidated.

(b)          If this Agreement is terminated in accordance with its terms, then this Agreement shall become null and void and of no further force and effect.  The termination of this Agreement shall not release any Party from any liability or obligation which has already accrued as of or before the effective date of termination.  Article I, this Section 11.2(b), and Articles XII and XIII shall survive any termination of this Agreement, and any such termination of this Agreement shall only be effective prospectively and shall not affect the validity of the transactions conducted under this Agreement before such termination.

EXECUTION VERSION

ARTICLE XII
INDEMNIFICATION

12.1         Indemnification.  Each Shareholder (an “Indemnifying Party”), shall indemnify and hold harmless the other Shareholder, the Company, and its respective directors, officers, employees and agents (each an “Indemnified Person”) from and against all losses suffered or incurred by any Indemnified Person based upon, arising out of or in connection with, any breach of any representation or warranty of the Indemnifying Party or any failure or refusal of the Indemnifying Party to observe or perform any of its obligations under this Agreement.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1         Expenses.  Each party shall bear its own expenses with respect to this Agreement and the transactions contemplated hereby, including the preparation, negotiation and execution of this Agreement.

13.2         Amendment.  This Agreement may be amended, modified or supplemented only by a writing signed by the Parties.

13.3         Notices.  Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and in English, and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of transmission if sent by telex, telecopy, e-mail or other wire transmission (provided that a written confirmation of receipt is obtained) or (iii) seven (7) days after it is mailed by certified or registered first class air mail postage prepaid:

EXECUTION VERSION

(a)               If to Panasonic, addressed as follows:

Panasonic Corporation
1 Kotariyakemachi, Nagaokakyo City, Kyoto, 617-8520, Japan
Attention:                 Akihiro Yamamoto
General Manager
Business Development
Semiconductor Business Division
Automotive & Industrial Systems Company
Email:                        yamamoto.aki@jp.panasonic.com

with a copy (which shall not constitute notice) to:
Nishimura & Asahi
Ark Mori Building
1-12-32 Akasaka
Minato-ku, Tokyo 107-6029, Japan
Attention: Yuji Shiga, Esq.
Email: y_shiga@jurists.co.jp

(b)               If to any Tower Party, addressed as follows:

Tower Semiconductor Ltd.
Ramat Gavriel Industrial Park, 20 Shaul Amor Avenue, P.O. Box 619, Migdal Haemek 23105, Israel
Attention:                    Nati Somekh
Senior VP and Chief Legal Officer
Email:                            natiso@towersemi.com

with a copy (which shall not constitute notice) to:
Yigal Arnon & Co.
Law Firm
1 Azrieli Center,
Tel Aviv 67021, Israel
Attention:                     David Schapiro, Adv.
Email:                           davids@arnon.co.il

EXECUTION VERSION

 (c)               If to the Company, addressed as follows:

TowerJazz Panasonic Semiconductor Co., Ltd
800 Higashiyama, Uozu City, Toyama, 937-8585, Japan
Attention:                  Guy Eristoff, CEO
Email:                          eristoff.guy@kk.jp.panasonic.com

or to other individuals or addresses as a Party may designate for itself by delivering a notice as provided herein.

13.4         Waivers.  No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.  All remedies, either under this Agreement, by law or otherwise afforded, will be cumulative and not alternative.

13.5         Applicable Law; Dispute Resolution.

(a)          This Agreement shall be governed by and construed in accordance with the laws of Japan.

(b)          Any dispute, action or proceeding arising out of or in connection with this Agreement, including any question regarding its existence, validity, binding effect, breach, amendment or termination, which cannot be resolved amicably between the Parties shall be settled by arbitration in Singapore under the rules of the Singapore International Arbitration Centre (“SIAC Rules”) by a single arbitrator to be appointed by the Shareholders or, failing agreement within fourteen (14) days after any Shareholder has given to the other Shareholder a written request to concur in the appointment of an arbitrator, a single arbitrator to be appointed on the request of any Shareholder by the President of the Court of Arbitration of the Singapore International Arbitration Centre and such submission shall be a submission to arbitration in accordance with the SIAC Rules as then in force by which the Parties in dispute agree to be so bound. The arbitration shall be conducted wholly in the English language.

EXECUTION VERSION

13.6         Binding Nature; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties.  Except as set forth in Section 8.1(c), neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the Parties (by operation of law or otherwise) without the prior written consent of the other Parties. Notwithstanding the aforementioned, without the need for the consent of the Company or Panasonic, Tower may assign its rights  to receive payments under this Agreement, to its Israeli lender banks and the Company will promptly acknowledge any notice of assignment delivered by Tower in favor of its lender banks in accordance with the aforementioned.

13.7         No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or any other right in excess of those existing without reference to this Agreement.  Nothing contained herein shall be deemed to give rise to any personal obligation of any director, officer, stockholder, partner, member, manager, principal or any employee of any Party by reason of any breach or violation of any of the provisions hereof or otherwise, and no Party shall have any right against, or be entitled to sue or seek any recovery from, any such Persons.

13.8         Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the Parties in respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

13.9         Language.  This Agreement is entered into in the English language.  In the event of any dispute concerning the construction or meaning of this Agreement, the text of the Agreement as written in the English language shall prevail over any translation of this Agreement that may have been made.

EXECUTION VERSION

13.10	Confidentiality.

(a)          The Parties shall keep the following information strictly confidential: (i) the course of events and the negotiation process leading to the formation of this Agreement, (ii) the particulars of this Agreement, (iii) information disclosed by the other Parties in relation to this Agreement (regardless of whether disclosed in writing, orally, by means of an object or by means of an electronic medium), and (iv) non-public information relating to the Company (the information described in (i) through (iv) will be referred to as “Confidential Information”).  The Parties may not disclose or divulge Confidential Information to third parties and shall use Confidential Information only for the purposes of exercising their rights, performing their duties hereunder or operating the Company Business.  The Parties may not use Confidential Information for any other purpose.  Information falling under (iii) or (iv) above to which any of the following apply will not be included in Confidential Information:

(i)        Information that at time of disclosure or receipt was already publicly known or generally available;

(ii)        Information that, following disclosure or receipt, became publicly known or generally available by means that are not attributable to the Party that received or obtained such information;

(iii)        Information disclosed by a third party not owing a duty of confidentiality to the disclosing Party; and

(iv)        Information a Party developed or obtained independently without using Confidential Information.

(b)          Section 13.10(a) shall not apply in the following cases if disclosure or announcement is made to the extent of such necessity, request or consent:

(i)        In a case where, for the aforementioned purpose, it is necessary to make disclosure to its directors, officers and employees, its Affiliates, their advisors or their financial sponsors; provided, however, that a breach of the confidentiality duty by any such director, officer, employee or advisor shall, for the purposes of this Section 13.10, be deemed a breach of the Party that disclosed Confidential Information to such director, officer, employee, Affiliates, their advisor or financial sponsor.

(ii)        In a case where, for the purpose set forth in Section 13.10(a), it is necessary to make disclosure to an attorney, certified public accountant, tax accountant or other professional bearing a statutory duty of confidentiality equal to or greater than the duty pursuant to this Section 13.10.

EXECUTION VERSION

(iii)        In a case where disclosure or announcement is required under laws and regulations, the rules of a stock exchange or the order of a court; provided, however, that if such a request has been received, the Party that received such request shall immediately notify the other Parties to that effect and make disclosure of the minimum content to the minimum extent necessary under applicable laws or rules.

(iv)        In a case where the Party that disclosed the Confidential Information has given advanced written consent to the disclosure, including with respect to the timing, content and method.

(c)          The duties stipulated in this Section 13.10 will survive for five (5) years after termination of this Agreement.

13.11        Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Blank]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have prepared this Agreement in quadruplicate, and following execution by signature, each shall retain one counterpart

April 1, 2014

PANASONIC:

TOWER:

COMPANY: